EXHIBIT 99.1

                          ABRAXAS PETROLEUM CORPORATION
                            www.abraxaspetroleum.com
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                     Office: 210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE

          Abraxas Announces Preliminary 2007 Capital Expenditure Budget

SAN ANTONIO (Nov. 20, 2006) - Abraxas Petroleum Corporation (AMEX:ABP) today announced a preliminary 2007 capital expenditure budget of $27 to 44 million.

The preliminary budget includes roughly 20 to 30 projects, which will be selected from the Company's expansive inventory of projects on its existing leasehold and may include the following - the listed projects are subject to change based on rig availability and drilling results:

         West Texas
              o Devonian horizontal re-entry (14,000') in the Oates SW Field of Pecos County;
              o Woodford Shale horizontal re-entry (13,500') in the Oates SW Field of Pecos County;
              o   Cherry/Bell Canyon (7,000') in-fill drilling in Ward County;
              o   Spraberry (9,000') in-fill drilling in Midland County;
              o Clearfork (3,500') in-fill drilling in Mitchell and Scurry Counties; and
              o   Strawn Reef (6,000') in-fill drilling in Coke County.

         South Texas
              o   Several  exploratory  wells  (9,000'-12,000')   targeting  the
                  Wilcox on internally generated prospects in Bee and Karnes Counties.

         Wyoming
              o Mowry horizontal well (8,500') in the Brooks Draw Field of Converse and Niobrara Counties.

The ultimate capital expenditures will depend on a number of factors, including but not limited to commodity prices, rig availability, service costs, and general market conditions.

The Company plans to issue guidance for 2007 after necessary drilling contracts have been secured and consequently, has a better handle on the timing of certain projects.

"Our 2007 budget was partly designed to improve our reserve ratio through the conversion of proved undeveloped reserves (PUD), as well as probable / possible reserves, to the category of proved developed reserves (PD). Our goal is to increase the ratio of proved developed reserves to total proved reserves by at least 10%; we feel that such an improvement in our PD ratio would greatly benefit Abraxas in the public markets and consequently, benefit all of our shareholders. At present, approximately 50% of our budget consists of PUD projects while another 20% represent probable and possible projects. We will begin the year by keeping our company-owned workover rigs busy on several re-entry / re-completion projects in West Texas, while we secure larger drilling rigs for grass roots and deeper projects", commented Bob Watson, President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

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Safe Harbor for forward-looking  statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas' future natural gas and crude oil production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by
economic  and  other  factors  beyond  Abraxas'  control.   In  the  context  of
forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com